UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2014

SOLAR3D, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49805	01-0592299
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

26 West Mission Avenue #8 Santa Barbara, CA	93101
(Address of Principal Executive Offices)	(Zip Code)

(805) 690-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 8, 2014, Mr. Frank Hunt, Mr. John Van Slooten, and Mr. Abe Emard were appointed to the Board of Directors of Solar3D, Inc. (the “Company”). Mr. Hunt was appointed Chairman of the Company’s newly formed Audit Committee. Mr. Van Slooten was appointed as Chairman of the Company’s newly formed Compensation Committee, as well as to serve on the Company’s Audit Committee.

Mr. Hunt is the owner of Hunt Business Consulting, a company that provides consultation to companies regarding current requirements under GAAP, where Mr. Hunt provides consulting service since 2010.  Mr. Hunt has over 30 years of experience as a CPA and served as a member (partner) of HJ & Associates, LLC, a public accounting firm, from 1995 to 2010.  Mr. Hunt has previously served on the board and advisory committee for both public and private companies.  Currently, Mr. Hunt is serving on the advisory board for Independent Stock Market and American Gunity companies. Mr. Hunt served as the Audit Committee Chairman for Cereplast, Inc., a public company, from September 2010 until March 2014. Mr. Hunt received a Bachelor of Science degree from Brigham Young University. His thirty years of experience in public accounting bring to the Company a broad knowledge of public finance, audit processes, and compliance expertise.

Mr. Van Slooten is the Managing Partner of Intrepid Equity Partners since 2013. From 2007 until 2013 he served as the Managing Partner of Atlanta-based VVS Capital.  Prior, Mr. Van Slooten served as a Managing Director at SunTrust Robinson Humphrey Capital Markets. He has over 25 years’ experience in private equity and the capital markets. He has executed private equity investments in a variety of industries. He oversees the investment in Brown Integrated Logistics, the leading provider of transportation services to the paper industry in the southeast and serves on the board of Track Utilities. He has worked for Standard Chartered Bank and First Interstate Bank Ltd. He holds a BS in Accounting and an MBA from Brigham Young University. His twenty-five years of experience in management, public finance and private equity bring to the Company a broad knowledge of public company management, and investment community relationships among institutional investors, analysts and investment bankers.

Abe Emard is the CEO & RMO of SUNworks, a division of Solar3D, and is actively engaged in the design, installation and management of solar energy solutions for commercial, agricultural and residential customers. Mr. Emard is a co-founder of SUNworks and has served as CEO since the company's inception in February 2011. From 2000 until co-founding SUNworks, he worked for Emard Electric, Inc. as its Project Manager, Vice President and Business Development Officer. Mr. Emard is pursuing a construction management degree from the University of California at Davis extension program and holds the company’s electrical C-10 License. He is a certified installer for Canadian Solar, Sharp, AE Solaron, Sunower and PV Powered.  The Company’s Board of directors believes Mr. Emard’s management experience and familiarity with the Company and its business will be invaluable to the Board of Directors and the Company.

None of Mr. Hunt, Mr. Van Slooten, or Mr. Emard has a family relationship with any of the executive officers or directors of the Company, except that Mr. Hunt is the spouse of the cousin of the Company’s current Chief Executive Officer. There are no arrangements or understandings between any of Mr. Hunt, Mr. Van Slooten, or Mr. Emard and any other person pursuant to which they were appointed as directors of the Company.

The Company issued a press release with respect to the foregoing, a copy of which is included as Exhibit 99.1.

Additionally, effective December 8, 2014, Mr. Emil Beitpolous resigned his position serving as a member of the Company’s Board of Directors. Mr. Beitpolous’s resignation was not as a result of any disagreements with the Company’s operations, policies or practices.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number                                Description
99.1                                                    Press Release issued December 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOLAR3D, INC.

Date: December 11, 2014	By:	/s/ James B. Nelson
Name: James B. Nelson
Title: Chief Executive Officer